Exhibit 23















  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, DC  20549

  RE:  Hannaford Bros. Co.
       Registrations on Form S-8

  We are aware that our report dated October 16, 1997, on our review of interim financial information of Hannaford Bros. Co. and Subsidiaries as of September 27, 1997 and for the three month and nine month periods ended September 27, 1997 and September 28, 1996, and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Form S-8 (Numbers 2-77902, 2-98387, 33-1281, 33-22666,
  33-31624, 33-45273, 33-60119, 33-60655 and 33-60691).  Pursuant to rule
  436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



  s/Coopers & Lybrand L.L.P.

  Portland, Maine
  November 5, 1997